EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Fourth Quarter and Full Year 2015 Earnings

•	Quarterly MLP distributable cash flow of $10.1 million

•	Increased quarterly cash distribution by 2.87% to $0.3080 per unit, announced on February 1, 2016
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $10.8 million, or $0.40 per limited partner unit, for the three months ended December 31, 2015, an increase of $2.2 million when compared with fourth quarter 2014 net income attributable to the Partnership of $8.6 million. For the three months ended December 31, 2015, MLP distributable cash flow was $10.1 million, an increase of $1.6 million compared to fourth quarter 2014 MLP distributable cash flow of $8.5 million. The increase in net income attributable to the Partnership and MLP distributable cash flow compared to the fourth quarter 2014 is primarily due to the purchase of an additional 2.7% interest in Westlake Chemical OpCo LP ("OpCo") by the Partnership on April 1, 2015.
The Partnership's fourth quarter 2015 net income of $10.8 million, or $0.40 per limited partner unit, increased by $0.7 million from the third quarter 2015 net income of $10.1 million, or $0.37 per limited partner unit. Fourth quarter 2015 MLP distributable cash flow of $10.1 million increased by $0.6 million when compared to third quarter 2015 MLP distributable cash flow of $9.5 million, largely due to increased production at the Partnership's ethylene facilities.
For the full year 2015, net income attributable to the Partnership was $39.8 million, or $1.47 per limited partner unit. MLP distributable cash flow for the full year 2015 was $37.7 million.
On February 1, 2016, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution of $0.3080 per unit to be payable on February 26, 2016 to unitholders of record on February 11, 2016. The MLP distributable cash flow provided coverage of 1.21x the declared distributions for the fourth quarter 2015. For the full year 2015, MLP distributable cash flow of $37.7 million provided coverage of 1.18x the declared distributions during the year. The increase in cash distributions is in line with the Partnership's targeted low double-digit distribution growth.
OpCo's sales agreement with Westlake Chemical Corporation is designed to provide for stable and predictable cash flows. The sales agreement provides that 95% of OpCo's ethylene production is sold to Westlake Chemical Corporation for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"We are very pleased with the fourth quarter and full year results for 2015, our first full year in operation since our IPO in August 2014. While we have seen a significant decrease in the price of ethylene, OpCo's long-term fixed margin ethylene sales agreement with our sponsor, Westlake Chemical Corporation, is not subject to the volatility in the oil and ethylene markets. The expansion of our Petro 1 facility in Lake Charles, Louisiana, which is planned for completion in the first half of 2016, is expected to add 250 million pounds of ethylene capacity. In addition, our recently announced expansion at our Calvert City, Kentucky facility scheduled for completion in the first half of 2017 and other incremental capacity increases will add 100 million pounds of annual ethylene capacity. We believe these projects will allow us to continue on our targeted low double-digit growth rate without the need to purchase any additional interest in OpCo," said Albert Chao, President and Chief Executive Officer.

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The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding targeted growth and timing and results of expansion projects, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of electricity; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; unanticipated ground, grade or water conditions; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; late delivery of raw materials; difficulty collecting receivables; inability of our customers to take delivery; changes in the price and availability of transportation; fires, explosions or other accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC in March 2015, and the risk factors in our other filings with the SEC.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release includes the term MLP distributable cash flow, which is a non-GAAP financial measure, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation and amortization, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow attributable to periods subsequent to the date of our initial public offering less distributable cash flow attributable to Westlake Chemical Corporation's noncontrolling interest in Westlake Chemical OpCo LP. Because MLP distributable cash flow may be defined differently by other companies in our industry, our definition of MLP distributable cash flow may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop facilities for the processing of natural gas liquids as well as other qualifying activities. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com .

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' fourth quarter and full year 2015 results will be held Tuesday, February 23, 2016 at 12:00 p.m. Eastern Time (11:00 a.m. Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 41990126.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, March 1, 2016. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 41990126.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/t4vne8tg and the earnings release can be obtained via the Partnership web page at: http://westlakepartners.investorroom.com/news-events

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014 (1)(2)

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$213,480	$203,528	$834,918	$1,292,089
Net co-product, ethylene and other sales—third parties	35,026	70,015	172,303	457,611
Total net sales	248,506	273,543	1,007,221	1,749,700
Cost of sales	150,524	171,584	624,339	1,003,888
Gross profit	97,982	101,959	382,882	745,812
Selling, general and administrative expenses	5,724	6,453	23,550	29,256
Income from operations	92,258	95,506	359,332	716,556
Other income (expense)
Interest expense	(1,173)	(666)	(4,967)	(10,499)
Other income, net	195	16	160	3,151
Income before income taxes	91,280	94,856	354,525	709,208
Provision for income taxes	105	927	672	199,388
Net income	91,175	93,929	353,853	509,820
Less: Predecessor net income prior to initial public offering on August 4, 2014	—	—	—	361,334
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	80,390	85,367	314,022	134,909
Net income attributable to Westlake Partners	$10,785	$8,562	$39,831	$13,577

Net income attributable to Westlake Partners per common unit (basic and diluted) (3)	$0.40	$0.32	$1.47	$0.50

Distributions declared per unit	$0.3080	$0.2750	$1.1813	$0.4454

MLP distributable cash flow	$10,059	$8,547	$37,730	$13,812

Distribution declared
Limited partner units—public	$3,985	$3,557	$15,283	$5,762
Limited partner units—Westlake	4,350	3,884	16,683	6,290
Total distribution declared	$8,335	$7,441	$31,966	$12,052
_____________

(1)	Westlake Partners' initial public offering ("IPO") was on August 4, 2014.

(2)	Includes amounts for the pre-IPO period from January 1, 2014 through August 3, 2014 and post-IPO period from August 4, 2014 through December 31, 2014.

(3)	Net income per common unit for the twelve months ended December 31, 2014 is based on the net income subsequent to the IPO, being the period from August 4, 2014 through December 31, 2014.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2015	December 31, 2014

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$169,559	$133,750
Accounts receivable, net—Westlake	39,655	18,529
Accounts receivable, net—third parties	11,927	37,520
Inventories	3,879	6,634
Prepaid expenses and other current assets	267	212
Total current assets	225,287	196,645
Property, plant and equipment, net	1,020,469	842,057
Other assets, net	44,593	57,733
Total assets	$1,290,349	$1,096,435

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$57,694	$31,984
Long-term debt payable to Westlake	384,006	227,638
Other liabilities	1,482	1,863
Total liabilities	443,182	261,485
Common unitholders—public	294,565	290,377
Common unitholder—Westlake	4,502	4,038
Subordinated unitholder—Westlake	39,786	35,681
General partner—Westlake	(242,572)	(242,572)
Accumulated other comprehensive income	280	—
Total Westlake Partners partners' capital	96,561	87,524
Noncontrolling interest in OpCo	750,606	747,426
Total equity	847,167	834,950
Total liabilities and equity	$1,290,349	$1,096,435

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2015	2014 (1)(2)

	(In thousands of dollars)
Cash flows from operating activities
Net income	$353,853	$509,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,210	77,611
Other balance sheet changes	17,479	16,581
Net cash provided by operating activities	452,542	604,012
Cash flows from investing activities
Additions to property, plant and equipment	(231,185)	(202,823)
Settlements of derivative instruments	—	(133)
Net cash used for investing activities	(231,185)	(202,956)
Cash flows from financing activities
Proceeds from debt payable to Westlake	291,709	181,642
Repayment of debt payable to Westlake	(135,341)	—
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(310,842)	(51,655)
Quarterly distributions to unitholders	(31,074)	(4,611)
Repayment of debt payable to Westlake with proceeds from the initial public offering	—	(78,940)
Net proceeds from issuance of common units	—	286,088
Proceeds from initial public offering distributed to Westlake	—	(151,729)
Net distributions to Westlake prior to initial public offering	—	(448,101)
Net cash used for financing activities	(185,548)	(267,306)
Net increase in cash and cash equivalents	35,809	133,750
Cash and cash equivalents at beginning of the year	133,750	—
Cash and cash equivalents at end of the year	$169,559	$133,750
_____________

(1)	Westlake Partners' initial public offering ("IPO") was on August 4, 2014.

(2)	Includes the amounts for the pre-IPO period from January 1, 2014 through August 3, 2014 and post-IPO period from August 4, 2014 through December 31, 2014.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2015	2014	2015	2014

	(In thousands of dollars)
MLP distributable cash flow (1)	$9,475	$10,059	$8,547	$37,730	$13,812
Add:
Distributable cash flow attributable to noncontrolling interests in OpCo (1)	72,833	75,650	85,277	301,215	136,929
Net income attributable to the Predecessor for the period prior to August 4, 2014	—	—	—	—	361,334
Maintenance capital expenditures (1)	18,145	18,989	11,790	67,935	17,629
Contribution to turnaround reserves (1)	7,035	7,050	7,463	28,183	11,947
Less:
Depreciation and amortization (1)	(20,442)	(20,573)	(19,148)	(81,210)	(31,831)
Net income	87,046	91,175	93,929	353,853	509,820
Depreciation and amortization	20,442	20,573	19,110	81,210	77,611
Other balance sheet changes	(6,184)	9,591	4,983	17,479	16,581
Net cash provided by operating activities	$101,304	$121,339	$118,022	$452,542	$604,012
_____________

(1)
Westlake Partners' initial public offering was on August 4, 2014. The balances for the twelve months ended December 31, 2014 include amounts for the period from August 4, 2014 through December 31, 2014 only.